Exhibit 23.7
CONSENT OF NOMINEE FOR DIRECTOR
     The undersigned nominee for director hereby consents to the disclosure under the caption “Management of the Company” in the Registration Statement on Form S-11 (the “Registration Statement”) of CM REIT, Inc., a Maryland corporation (the “Company”), that the undersigned has been nominated to serve as a director of the Company, effective upon the effective date of the Registration Statement.
Dated April 18, 2010

/s/ Robert J. Simmons
Robert J. Simmons